Exhibit 10.6

WAIVER OF CERTAIN EQUITY GRANTS UNDER

THE EMPLOYMENT AGREEMENT

This waiver (the “Waiver”) of certain equity grants under the certain employment agreement (the “Agreement”) dated as of October 8, 2004 between Roger Enrico (“Executive”) and DreamWorks Animation SKG, Inc. (the “Company”). Except as provided to the contrary, all capitalized terms herein shall have the same meaning as under the Agreement.

For good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, the Executive hereby waives his right to receive an annual equity award (and his right to receive a cash payment in lieu of such equity award) for the fiscal year ended December 31, 2005 with an aggregate grant-date value of $2,000,000, under Paragraph 4.b(ii) of the Agreement. In addition, the Executive hereby waives his right to terminate the Agreement for “good reason” pursuant to Paragraph 13 for the Company’s failure to make any of the annual equity incentive awards in accordance with Paragraph 4.b(ii) of the Agreement and for the Company’s failure to make a cash payment in lieu of an equity grant for the fiscal year ended December 31, 2005.

Except as expressly modified by this Waiver, the Waiver does not modify or amend the Agreement in any respect, and the Agreement is hereby ratified and confirmed in all respects.

Effective as of December 5, 2005

ACCEPTED AND AGREED TO:

DREAMWORKS ANIMATION SKG, INC.

/s/ ROGER ENRICO	By:	/s/ KATHERINE KENDRICK
ROGER ENRICO
	Its:	General Counsel and Corporate Secretary